BMC

BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Website: www.bmcind.com

 NEWS RELEASE

BMC INDUSTRIES, INC. ANNOUNCES ORGANIZATIONAL CHANGES

CONTACT: BRAD CARLSON	(NYSE: BMM)
(952) 851-6020	FOR IMMEDIATE RELEASE

November 19, 2001 - Minneapolis, Minnesota - BMC Industries, Inc. (NYSE:  BMM) today announced that Kathleen P. Pepski has elected to resign from her position as Senior Vice President and Chief Financial Officer of BMC Industries, Inc., effective November 30, 2001.  Ms. Pepski joined BMC in her current position in April 2000.

Curt Petersen, Executive Vice President, Finance and Administration of BMC's Optical Products group, will serve as the Chief Financial Officer of BMC effective December 1, 2001.  Mr. Petersen has served in his current position since he joined the Company in August 2001.  Before joining BMC, Mr. Petersen served as Senior Vice President and Chief Financial Officer of Rivertown Trading Company and later of Target.Direct Inc.  Prior to that, he served in numerous executive positions in finance, accounting and operations with Rosemount, Inc., a division of Emerson Electric Company, and Diversified Energies, Inc., where he served as Senior Vice President and Chief Financial Officer of this $800 Million publicly-traded holding company prior to its merger into Arkla, Inc.

BMC Industries, founded in 1907, is comprised of two business segments: Buckbee-Mears and Optical Products.  The Buckbee-Mears group, through its Mask Operations, is the only independent North American manufacturer of aperture masks.  The Buckbee-Mears group, through its Micro-Technology Operations, is also a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances.

The Optical Products group, operating under the Vision-Ease trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and hard-resin plastic eyewear lenses.  Vision-Ease is a technology and market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is traded on the New York Stock Exchange under the ticker symbol "BMM."  For more information about BMC Industries, Inc., visit the Company's Web site at www.bmcind.com